Exhibit 10-W-1

Form of James D. Farley, Jr. Agreement Amendment,
effective as of October 12, 2008

Inter Office	Group Vice President Human Resources & Corporate Services

To:        Jim Farley

Subject:    Retirement Provisions in Employment Agreement

This letter and its attachments are to confirm our mutual understanding of the retirement provisions in your employment offer letter. As you will recall from your employment offer letter, there was an agreement to:

•
provide you a series of lump-sum cash payments designed to replace the value of the retirement benefits you forfeited at Toyota, offset by your Toyota deferred vested benefit and your Ford Retirement Plan benefit.

•	the payments would be made as long as you are on Ford active employment rolls at the specified payment dates.

•	the payment amounts would be based on information you provided from Toyota regarding your earnings, vested benefits, and other pertinent documentation.

Based on recent discussions between you and the Directors' of Benefits and Compensation, it is our mutual understanding that you will receive two equal lump sum payments of $1,695,000 each, payable on the first of the month you become age 50 and age 55.

These payments, including assumed investment returns (see attachments for detailed calculations), will make you whole for $4,185,000 at age 55 (pre-tax), which is the actuarial estimate of what you forfeited at Toyota.

Please indicate your agreement to this understanding by signing below and returning the original to my office. Thank you.

/s/ Felicia J. Fields

Acknowledgement:

/s/ James D. Farley, Jr.         10/12/2008
James D. Farley         Date